Exhibit 5.1

Perkins Coie LLP 1900 Sixteenth Street Suite 1400 Denver, CO 80202-5255	T. +1.303.291.2300 F. +1.303.291.2400 perkinscoie.com

March 10, 2026

Amcor plc
83 Tower Road North
Warmley, Bristol, BS30 8XP
United Kingdom

Amcor Finance (USA), Inc.
2801 SW 149th Avenue, Suite 350
Miramar, Florida 33027
United States of America

Amcor UK Finance plc
83 Tower Road North
Warmley, Bristol, BS30 8XP
United Kingdom

Amcor Group Finance plc
83 Tower Road North
Warmley, Bristol, BS30 8XP
United Kingdom

Amcor International UK plc
83 Tower Road North
Warmley, Bristol, BS30 8XP
United Kingdom

Amcor Flexibles North America, Inc.
2301 Industrial Drive
Neenah, Wisconsin 54956
United States of America

Berry Global Group, Inc.
101 Oakley Street

Evansville, Indiana 47710
United States of America

Berry Global, Inc.
101 Oakley Street

Evansville, Indiana 47710
United States of America

Re:	Registration Statement on Form S-3 (File No. 333-288681-04)

Ladies and Gentlemen:

We have acted as special U.S. counsel to Amcor Flexibles North America, Inc., a Missouri corporation (the “Issuer”), Amcor plc, a public limited company incorporated in Jersey, Channel Islands with limited liability (the “Parent Guarantor”), Amcor Finance (USA), Inc., a Delaware corporation (“AFUI”), Amcor UK Finance plc, a public limited company incorporated under the laws of England and Wales with limited liability (“AUKF”), Amcor Group Finance plc, a public limited company incorporated under the laws of England and Wales with limited liability (“AGF”), Amcor International UK plc, a public limited company incorporated under the laws of England and Wales with limited liability (“AIUK”), Berry Global Group, Inc., a Delaware corporation (“Berry Global Group”), and Berry Global, Inc., a Delaware corporation (“Berry Global” and, together with the Parent Guarantor, AFUI, AUKF, AGF, AIUK and Berry Global Group, the “Guarantors”), in connection with the issuance and sale by the Issuer of $750,000,000 aggregate principal amount of its 4.250% Guaranteed Senior Notes due 2029 (the “2029 Notes”) and $750,000,000 aggregate principal amount of its 5.125% Guaranteed Senior Notes due 2036 (the “2036 Notes” and, together with the 2029 Notes, the “Notes”), pursuant to the (a) Underwriting Agreement dated March 5, 2026 (the “Underwriting Agreement”), by and among the Issuer, the Guarantors and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule 1 thereto, (b) registration statement on Form S-3 (File No. 333-288681-04), which became effective upon its filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 15, 2025 (together with the documents incorporated by reference therein, the “Registration Statement”), including the prospectus dated July 15, 2025 filed as part of the Registration Statement (the “Base Prospectus”), (c) preliminary prospectus supplement dated March 5, 2026 filed with the Commission pursuant to Rule 424(b) under the Securities Act (including the documents incorporated by reference therein), (d) prospectus supplement dated March 5, 2026 filed with the Commission pursuant to Rule 424(b) under the Securities Act (including the documents incorporated by reference therein, the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) and (e) Indenture, dated as of March 10, 2026 (the “Indenture”), among the Issuer, the Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), together with the officer’s certificates being delivered pursuant to Sections 102, 201, 301 and 303 of the Indenture establishing the terms of the Notes (the “Officer’s Certificates”). The Guarantors will fully and unconditionally guarantee the Notes on a senior unsecured basis pursuant to the guarantees contained in the Indenture (the “Guarantees”). The Issuer and the Guarantors are sometimes referred to herein, individually, as an “Amcor Party” and collectively, as the “Amcor Parties”. AFUI, Berry Global Group and Berry Global are sometimes referred to herein, individually, as a “Delaware Guarantor” and, collectively, as the “Delaware Guarantors”. The Amcor Parties other than the Delaware Guarantors are sometimes referred to herein, individually, as a “Non-Covered Opinion Party” and, collectively, as the “Non-Covered Opinion Parties”.

In the course of our representation as described above, we have examined, among other things, (a) the Underwriting Agreement, (b) the Registration Statement (including the Prospectus), (c) the Indenture (including the Guarantees contained therein), together with the Officer’s Certificates, (d) a specimen of each of the Notes (and together with (a) and (c), the “Transaction Documents”), (e) the charter and bylaws of each Delaware Guarantor, in effect on the date hereof, (f) the resolutions of the board of directors of each Delaware Guarantor relating to the transactions contemplated by the Underwriting Agreement (the “Transactions”) and (g) such other documents and records of the Amcor Parties as we have deemed necessary for the purposes of this opinion letter.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents, and (b) information provided in certificates of officers of the Amcor Parties. All opinions based on the foregoing documents and certificates are as of the date of such documents and certificates, not as of the date of this opinion letter. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) all individuals have sufficient legal capacity to perform their functions with respect to the Transaction Documents and the Transactions; (e) subject to the assumptions, exclusions and qualifications set forth in this opinion letter, the Transaction Documents and the other documents reviewed by us are valid and binding obligations of each party thereto, other than the Amcor Parties, enforceable against each such party in accordance with their terms, and each such party, other than the Amcor Parties, has complied with all legal requirements pertaining to its status relevant to its right to enforce the Transaction Documents against the Amcor Parties; (f) each of the Non-Covered Opinion Parties is a corporation, limited liability company or jurisdictional equivalent, as applicable, validly existing and in good standing under the laws of its applicable jurisdiction and (1) has the corporate, limited liability company or jurisdictional equivalent power and authority, as applicable, to execute and deliver the Transaction Documents and to consummate the Transactions, (2) has taken all corporate, limited liability company or jurisdictional equivalent action, as applicable, to authorize the execution and delivery of the Transaction Documents and consummation of the Transactions, (3) has duly executed and delivered the Transaction Documents, (4) execution and delivery of the Transaction Documents to which such Non-Covered Opinion Party is a party and consummation of the Transactions do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that, subject to the qualifications stated elsewhere herein, no such assumption is made with respect to the federal securities laws of the United States, the law of the State of New York or the General Corporation Law of the State of Delaware (the “DGCL”)), and (5) execution and delivery of the Transaction Documents to which such Non-Covered Opinion Party is a party and consummation of the Transactions do not breach or result in a default under any agreement or instrument which is binding upon such Non-Covered Opinion Party; and (g) the correctness of, and we take no responsibility for, the opinion letters, each dated the date hereof, of Herbert Smith Freehills Kramer LLP, as to certain matters of English law, Ogier (Jersey) LLP, as to certain matters of Jersey law, and Bryan Cave Leighton Paisner LLP, as to certain matters of Missouri law.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(i)	Each Guarantee to be issued by a Delaware Guarantor has been duly authorized by all necessary corporate action on the part of such Delaware Guarantor.

(ii)	The Notes, when duly executed by the Issuer, duly authenticated by the Trustee in the manner provided in the Indenture, and issued and delivered against payment of the respective purchase price therefor pursuant to the Underwriting Agreement, the Indenture and the Officer’s Certificates, will be entitled to the benefits of the Indenture and will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

(iii)	When the Notes are duly executed by the Issuer, duly authenticated by the Trustee in the manner provided in the Indenture, and issued and delivered against payment of the purchase price therefor pursuant to the Underwriting Agreement, the Indenture and the Officer’s Certificates, each Guarantee will be entitled to the benefits of the Indenture and will constitute valid and binding obligations of the applicable Guarantor, enforceable against such Guarantor in accordance with their terms.

The foregoing opinions are subject to the following exclusions and qualifications:

(i)	Our opinions are as of the date hereof and we have no responsibility to update this opinion letter for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(ii)	We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(iii)	We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of New York and the federal securities laws of the United States of America and the DGCL and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Parent Guarantor’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP